Exhibit (a)(5)(C)



Alan Online letter

                                May 13, 2002


Dear Sears Associate,

Undoubtedly you have heard the good news by now that Sears will acquire Lands' End, Inc. I am very excited about this significant growth opportunity.

Lands' End products are known for superb classic style as well as quality and value. Its direct-to-customer operations, through its compelling catalog and innovative online site, are among the best in the industry. Lands' End's management and employees are exceptional; Lands' End is recognized as one of Fortune's Top 100 places to work. This deal makes very good sense for us, strategically and financially.

There is an uncommonly strong fit between our companies. Lands' End's excellent quality products fill a key slot in Sears' apparel strategy as our "best" proprietary brand, fitting in very well with Covington's "better" position and our leading national brands. Lands' End's goods will be a compelling point of differentiation for Sears' softlines and will draw new apparel shoppers to our stores.

Lands' End's strategy, meanwhile, calls for adding retail distribution to their outstanding direct-to-customer channels. The best path for that expansion is through an alliance with an established national retailer. Sears is the ideal partner.

Our customers are complementary. Lands' End's customers are loyal, generally upscale, well educated and compare closely with Sears' hardlines customers. Both companies have deep, sophisticated and growing databases. Opportunities exist to grow both businesses through cross marketing and customer relationship management.

Each company operates a leading website, which complement each other. Links will be established between sears.com and landsend.com. Sears will benefit from Lands' End's exceptional multi-channel capabilities and high-touch, direct-to-customer expertise. Lands' End will benefit from our extensive customer relationships.

This acquisition is all about growth. There will be some natural synergies in support activities, some logical consolidations of administrative functions. Both companies will benefit from procurement leverage and other economies of scale. But this is not about cost cutting, and Sears wants to build on the best of what both organizations offer.

Sears wants Lands' End to retain its character and momentum. As a wholly owned subsidiary, Lands' End will continue to be centered in Dodgeville, Wis. CEO David Dyer will continue to lead Lands' End and will report to me. Dyer also will manage Lands' End's and Sears' online and catalog operations. Dennis Honan and his team will now report to Dyer.

Full rollout of store merchandise is expected by the fall of 2003. Stores will carry Lands' End's most popular men's, women's and children's apparel, plus an assortment of footwear, accessories and home fashions. Lands' End's catalog and website will carry the full assortment. Key items of Lands' End's merchandise are expected to be available in a limited number of Sears stores for the 2002 holiday season.

On the financial side, this is a cash transaction worth approximately $1.9 billion. Over the long term, Sears expects Lands' End to create significant shareholder value (near term, we expect the acquisition to be slightly dilutive to break-even in 2002 and 2003, and significantly accretive in 2004). We expect to close the transaction in June.

I would like to welcome Lands' End's employees and management to our company. As with the introduction of Covington, this exciting acquisition is another sign to our customers, our investors and our competition that we are building a new Sears.


-- Alan

This document contains "forward-looking statements" based on assumptions about the future, which are subject to risks and uncertainties, such as competitive conditions in retail; changes in consumer confidence and spending; the successful execution of and customer reactions to Sears' Full-line store strategy and the proposed acquisition of Lands' End; Sears' ability to integrate and operate Lands' End successfully; anticipated cash flow; general economic conditions and normal business uncertainty. These statements are not guarantees of future performance, and actual results may differ materially. The company intends the forward-looking statements in this letter to speak only as of the time of this letter and does not undertake to update or revise them as more information becomes available.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities of Lands' End. At the time the offer is commenced, Sears will file a tender offer statement with the U.S. Securities and Exchange Commission and Lands' End will file a solicitation/ recommendation statement with respect to the offer. Investors and Lands' End stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. These documents will be available at no charge at the SEC's website at www.sec.gov and may also be obtained by calling (800) 732-7780, and selecting option #3.